EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Michael Anthofer	Moriah Shilton
Chief Financial Officer	Sr. Director, Investor Relations
408-321-6711	408-321-6713

TESSERA AND MOTOROLA ENTER INTO TECHNOLOGY LICENSE AGREEMENT

– Management to Hold Conference Call Today –

SAN JOSE, Calif.—(BUSINESS WIRE)—June 2, 2009—Tessera Technologies, Inc. (Nasdaq: TSRA) today announced Motorola, Inc. has signed a pre-negotiated license agreement with Tessera, settling all outstanding litigation between the companies. Under the worldwide license, Motorola will pay royalties on shipments of certain electronic products including cell phones, set-top boxes, and radio equipment that incorporate unlicensed chips that use Tessera’s patented TCC® technology. The license, which charges a volume based fee for otherwise unlicensed chips, enables Motorola to avoid interruption of supply to its customers through compliance with the orders recently issued by the International Trade Commission in Investigation No. 337-TA-605 (Wireless ITC action).

“It is important for us to form long-term commercial relationships to better enable our licensees to use our technology, and this agreement with Motorola does just that,” stated Henry R. Nothhaft, president and CEO of Tessera. “In addition to an exercise fee payable under the pre-existing option agreement, the license agreement announced today includes an initial license fee as well as volume based, forward royalties that will be collected over the term of the license. Motorola’s action not only rewards Tessera’s past innovative efforts but also sends a positive message to other innovators that depend on the patent system to receive appropriate compensation for their inventions. Tessera will continue to support our licensees and partners in good standing, like Motorola, through our ongoing efforts to ensure we are fully compensated for the unlicensed use of our technology.”

The company is raising its second quarter 2009 total revenue guidance to range between $59.0 million and $61.0 million. Second quarter 2009 Micro-electronics revenue, all of which will be royalty and license related, is now expected to range between $53.0 million and $55.0 million, driven by the signing of the Motorola license agreement and better than anticipated revenue from other licensees. Prior guidance, announced on April 30, 2009, was for second quarter total revenue to range between $46.0 million and $49.0 million and Micro-electronics revenue to range between $40.0 million to $42.0 million. The company has greater visibility into its second quarter 2009 Imaging & Optics total revenue, which is now expected to be approximately $6.0 million. Prior guidance, given on April 30, 2009, was $6.0 million to $7.0 million.

The company reiterated its guidance on its other second quarter 2009 items, which remain unchanged:

•	Non-GAAP operating expenses are projected to range between $31.0 million and $32.0 million, excluding litigation expenses.

•	Stock-based compensation is projected to be approximately $7.3 million.

•	Amortization charges are expected to be approximately $2.8 million.

Conference Call Information

Management will hold a conference call today at 2:30 P.M. Pacific (5:30 P.M. Eastern). To access the call in the U.S., please dial 866-531-1286 and for international callers, dial 706-643-3789 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 30 days at www.tessera.com. In addition, a replay of the call will be available via telephone for 2 business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 13244423.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to payments by any licensee, the avoidance of supply interruption by any third party, the enablement of Tessera’s technology, the patent system, Tessera’s efforts to receive compensation for the use of its technology, and Tessera’s financial results. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, include more information about factors that could affect the company’s financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera’s website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies develops and delivers technologies for wireless, consumer and computing products. The company’s packaging and interconnect solutions enable smaller, higher-functionality electronic devices. Tessera’s imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.